UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported): December 16, 2016

NEW CONCEPT ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-08187	75-2399477
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 300 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 972-407-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

On December 16, 2016, New Concept Energy, Inc. (the "Registrant" or the "Issuer" or "NCE") consummated the transfer of all of the Membership Interest in its wholly owned subsidiary, Desoto Development, LLC, to an unrelated third party for the sum of $700,000, payable in cash. Desoto Development, LLC is the owner of approximately 7.4 acres of undeveloped land in Desoto, Texas, a suburb of Dallas, Texas. The property was originally acquired in February 2014 by the Registrant as an investment. The Registrant will recognize a gain of $50,000 on the transaction, and the funds received will be utilized by the Registrant to settle current obligations.

On December 26, 2016, Chief Judge, United States of Bankruptcy Court, Southern District of West Virginia, entered an order in three related bankruptcy cases, approving a Compromise between Mountaineer State Energy, Inc. (a subsidiary of the Registrant) and the Trustee of the Estates of Eddie Burl Smith and Donald Paul Smith (the "Order"). Such Order approved a joint motion filed, allowing various offsets and permitting a payment by Mountaineer of the sum of $650,000 to the Smith Estates and trust to be deemed fully released and discharged from any further obligations under prior agreements and orders. Under previous arrangements created in September 2008, when the Carl E. Smith entities were acquired, the Smith Estates were owed current and future payments, the present value and accounting value of which is $1,540,000, all of which was settled for the one-time payment now of $650,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2017	NEW CONCEPT ENERGY, INC. By: /s/ Gene S. Bertcher Gene S. Bertcher, President and Chief Financial Officer